SCHEDULE 14A

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant                     [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement      [ ] Confidential, For Use of the Commission
[X] Definitive Proxy Statement           Only (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-12

                                   ----------

                               HAGGAR CORPORATION
                (Name of Registrant as Specified in its Charter)

                                   ----------

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:
    (2) Aggregate number of securities to which transaction applies:
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
    (4) Proposed maximum aggregate value of transaction:
    (5) Total fee paid:

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount Previously Paid:
    (2) Form, Schedule or Registration Statement No.:
    (3) Filing Party:
    (4) Date Filed:

                                 Haggar Corp.
                                11511 Luna Road
                              Dallas, Texas 75234

                                                               January 26, 2004

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of Haggar Corp. (the "Company") to be held on Thursday, March 11, 2004, at 2:00 p.m. (local time), in the Haggar Corp. Conference Center, 11511 Luna Road, Dallas, Texas 75234. Please find enclosed a notice to stockholders, a Proxy Statement describing the business to be transacted at the meeting, a proxy for use in voting at the meeting and an annual report for the Company.

     At the annual meeting, you will be asked (i) to elect three Class II directors of the Company; (ii) to ratify the selection of PricewaterhouseCoopers LLP as the independent accountants for the Company for the fiscal year ending September 30, 2004; and (iii) to act upon such other business as may properly come before the annual meeting or any adjournment(s) or postponement(s) thereof.

     We hope that you will be able to attend the annual meeting, and we urge you to read the enclosed Proxy Statement before you decide to vote. Whether or not you plan to attend, please complete, sign, date and return the enclosed proxy as promptly as possible. It is important that your shares be represented at the meeting.

                                          Very truly yours,

                                          /s/ J. M. HAGGAR, III

                                          J. M. Haggar, III
                                          Chairman and Chief Executive Officer

--------------------------------------------------------------------------------

                            YOUR VOTE IS IMPORTANT

     All stockholders are cordially invited to attend the annual meeting in person. However, to ensure your representation at the meeting, you are urged to complete, sign, date and return, in the enclosed postage paid envelope, the enclosed proxy as promptly as possible. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy.

     Many of the Company's stockholders hold their shares in "street-name" in the name of a brokerage firm or bank. If you hold your shares in "street-name," please note that only your brokerage firm or bank can sign a proxy on your behalf, and only upon receipt of your specific instructions. The Board of Directors urges you to contact the person responsible for your account today, and instruct them to execute a proxy in favor of the proposals described in this Proxy Statement.

--------------------------------------------------------------------------------

                                 Haggar Corp.
                                11511 Luna Road
                              Dallas, Texas 75234

                                 ------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD MARCH 11, 2004

                                 ------------

To Our Stockholders:

     NOTICE IS HEREBY GIVEN that the 2004 Annual Meeting of Stockholders (the "Annual Meeting") of Haggar Corp. (the "Company") will be held in the Haggar Corp. Conference Center, 11511 Luna Road, Dallas, Texas 75234, on Thursday, the 11th day of March, 2004, at 2:00 p.m. (local time), for the following purposes:


     1. To elect three Class II directors to serve until the expiration of their terms and until their successors are duly elected and qualified or until their earlier death, resignation or removal from office;

     2. To ratify the selection of PricewaterhouseCoopers LLP as independent accountants of the Company for the fiscal year ending September 30, 2004; and

     3. To transact such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

     Stockholders of record at the close of business on Tuesday, January 20, 2004 (the "Record Date"), are entitled to receive notice of, and to vote at, the Annual Meeting and any adjournment(s) or postponement(s) thereof. Only holders of record of the Company's common stock, par value $0.10 per share, at the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting.

     You are cordially invited to attend the Annual Meeting in person.

     Whether or not you expect to attend the meeting, please mark, sign, date and return the enclosed proxy promptly in the enclosed postage paid envelope. If you attend the meeting, you may revoke your proxy and vote in person.


                                          By Order of the Board of Directors,

                                          /s/ DAVID M. TEHLE
                                          David M. Tehle
                                          Secretary

Dated: January 26, 2004

                                 Haggar Corp.
                                11511 Luna Road
                              Dallas, Texas 75234

                                 ------------

                                PROXY STATEMENT
                                      FOR
                        ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD MARCH 11, 2004

                                 ------------

                                 INTRODUCTION

     This Proxy Statement is furnished to holders of common stock, par value $0.10 per share ("Common Stock"), of Haggar Corp., a Nevada corporation (the "Company"), in connection with the solicitation of the accompanying proxy on behalf of the Board of Directors of the Company (the "Board") for use at the 2004 annual meeting of the Company's stockholders (the "Annual Meeting") and at any adjournment(s) or postponement(s) thereof. The Annual Meeting will be held in the Haggar Corp. Conference Center, 11511 Luna Road, Dallas, Texas, on Thursday, March 11, 2004, at 2:00 p.m. (local time), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders (the "Notice"). When proxies in the accompanying form are properly executed and received, the shares represented thereby will be voted at the Annual Meeting in accordance with the directions noted thereon. If no direction is indicated on the proxy, the shares represented thereby will be voted for the election of the Board's nominees as directors and in favor of the ratification of PricewaterhouseCoopers LLP as the Company's independent accountants for fiscal 2004.

     Many of the Company's stockholders hold their shares in "street-name" in the name of a brokerage firm or bank. If you hold your shares in "street-name," please note that only your brokerage firm or bank can sign a proxy on your behalf, and only upon receipt of your specific instructions. The Board urges you to contact the person responsible for your account today, and instruct them to execute a proxy in favor of the Board's nominees.

     If you hold your shares in more than one type of account or if your shares are registered differently, you may receive more than one proxy. Please sign and return all proxies that you receive.

     This Proxy Statement and the accompanying proxy are first being mailed to stockholders on or about January 26, 2004.

                            REVOCABILITY OF PROXIES

     If you attend the Annual Meeting, you may vote in person. If you are not present at the Annual Meeting, your shares can be voted only if you have returned a properly signed proxy or are represented by another proxy. The enclosed proxy, even though executed and returned, may be revoked at any time prior to the voting of the proxy by giving written notice of revocation to the Secretary of the Company or by executing and delivering to the Secretary of the Company a proxy bearing a later date. However, no such revocation will be effective until notice thereof has been received by the Company at or before the Annual Meeting. Mere attendance at the Annual Meeting will not revoke the proxy.

                       METHOD AND COSTS OF SOLICITATION

     This solicitation of proxies is made by and on behalf of the Board and will be conducted primarily by mail. In addition to the use of mail, the directors and certain executive officers of the Company may solicit the return of proxies by telephone, facsimile, other electronic media or through personal contact. Such directors and executive officers will not be additionally compensated but will be reimbursed for out-of-pocket expenses. The


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

Company may also request, and reimburse the reasonable fees and expenses of, banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of Common Stock that those companies hold of record. The costs of the solicitation, including reimbursement of such forwarding expenses, will be paid by the Company.

     The principal executive offices of the Company are located at 11511 Luna Road, Dallas, Texas 75234. The Company's mailing address is the same as that of its principal executive offices.

                               QUORUM AND VOTING

     The record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting was the close of business on Tuesday, January 20, 2004 (the "Record Date"). On the Record Date, there were 6,679,101 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote on all matters to be acted upon at the Annual Meeting. The only outstanding voting securities of the Company are shares of Common Stock. There are no cumulative voting rights. The presence, in person or by proxy, of holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum to transact business. Assuming the presence of a quorum, directors will be elected by a plurality of the votes cast. To approve any other matter to be presented at the Annual Meeting, the number of votes cast in favor of the matter must exceed the number of votes cast in opposition to the matter.

     If a quorum is not present at the Annual Meeting, the holders of a majority of the Common Stock entitled to vote who are present or represented by proxy at the Annual Meeting have the power to adjourn the Annual Meeting from time to time without notice, other than an announcement at the Annual Meeting of the time and place of the adjourned meeting, until a quorum is present. In addition, under the Company's bylaws the chairman of the Annual Meeting has the power to adjourn the Annual Meeting for any reason from time to time without notice, other than an announcement at the Annual Meeting of the time and place of the adjourned meeting, provided that a new record date is not set. At any such adjourned meeting at which a quorum is present, any business may be transacted that may have been transacted at the Annual Meeting.

     Abstentions and broker non-votes will count in determining if a quorum is present at the Annual Meeting. A broker non-vote occurs if a broker or other nominee attending the meeting in person or submitting a proxy does not have discretionary authority to vote on a particular item and has not received voting instructions with respect to that item. Abstentions and broker non-votes will have no effect on the election of directors and will not be counted as a vote cast in favor of or in opposition to the ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent accountants.

                 PROPOSAL ONE--ELECTION OF CLASS II DIRECTORS

     The Board is divided into three classes presently consisting of two Class I directors, three Class II directors and three Class III directors. The term of office of the Class II directors expires at the Annual Meeting. The Board has proposed J.M. Haggar, III, Richard W. Heath and James Neal Thomas as nominees for election at the Annual Meeting as the three Class II directors. If elected, the nominees will serve for three-year terms and until their successors are duly elected and qualified or until their earlier death, resignation or removal from office. Set forth below is certain information concerning the nominees:


                    Name of Nominee                       Age
                    ---------------                       ---
                    J.M. Haggar, III ..................... 52
                    Richard W. Heath ..................... 62
                    James Neal Thomas .................... 58

     J.M. Haggar, III has served as Chairman of the Board since 1994 and Chief Executive Officer of the Company since 1990. He has been a director of the Company since 1983. He also served as President of the Company from 1990 to 1994 and as President of the Menswear Division from 1985 to 1990. Mr. Haggar joined the Company on a part-time basis in 1969 and on a full-time basis in 1973. During the course of his career with the Company, Mr. Haggar has participated in virtually every aspect of the business, including three years in the


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

Manufacturing Division, two years as the Dallas Service Center Manager, one year in the Sales Division and six years in the Marketing and Merchandising Division.

     Richard W. Heath has served as a director of the Company since 1991. Mr. Heath served as the President and Chief Executive Officer of BeautiControl Cosmetics, Inc., a direct seller of cosmetic, nutritional and skin care products, from 1981 to January 2003. In 2000, Mr. Heath also served as Senior Vice President of Beauty and Nutritional Products for Tupperware Corporation in connection with Tupperware's acquisition of BeautiControl. From September 2002 to January 2003, Mr. Heath also served as Group President Tupperware Latin America and BeautiControl. He has over 30 years of experience in the direct sales industry. Mr. Heath currently serves as a lifetime member of the Board of Directors of The Episcopal School of Dallas. Mr. Heath has formerly served as a member of The Dallas Methodist Hospitals Foundation Board of Trustees, a member of the Executive Board of the Edwin L. Cox School of Business at Southern Methodist University, a member of the Dallas County Advisory Board of the Salvation Army, Vice Chairman of the Board of Directors of The Episcopal School of Dallas, Commissioner of the Texas Parks and Wildlife Commission, a member of the Harvard University Divinity School Dean's Council and a member of the National Advisory Council for the Center for the Study of Values in Public Life.

     James Neal Thomas has served as a director of the Company since 2003. He served as a Senior Audit Partner with Ernst & Young, an independent, public accounting firm, prior to his retirement in 2000 after 32 years with Ernst & Young. As a Senior Audit Partner, Mr. Thomas worked extensively with audit committees of the boards of directors of public companies on matters of corporate governance and audit committee responsibilities and duties. Representative clients of Mr. Thomas included Wal-Mart Stores, Inc., Comp USA, The Williams Companies, Inc., Pioneer Natural Resources Company, Williams Telecommunications Corp. and Tyson Foods, Inc.

Required Vote and Recommendation

     A plurality of the votes cast at the Annual Meeting is required to elect each nominee. Accordingly, abstentions and broker non-votes will have no effect on the election of directors. Shares represented by proxies will be voted for the election of the nominees named above unless authority to do so is withheld. The Board has no reason to believe that any nominee will be unable or unwilling to serve if elected. If any nominee should be unable to serve, shares represented by proxies may be voted for a substitute nominee recommended by the Board.

     The Board recommends that you vote "FOR" each of the Board's nominees.

      PROPOSAL TWO--RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

     The Audit Committee of the Board has selected PricewaterhouseCoopers LLP as the independent accountants to audit the consolidated financial statements of the Company for the fiscal year ending September 30, 2004. The Board has determined that it would be desirable to request that the stockholders ratify such selection. PricewaterhouseCoopers LLP served as the Company's independent accountants for the fiscal year ended September 30, 2003, and has reported on the Company's consolidated financial statements for that year. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from stockholders.

     The Audit Committee has the responsibility for selecting the Company's independent accountants, and stockholder ratification is not required. However, the selection is being submitted for ratification at the Annual Meeting with a view towards soliciting the stockholders' opinions, which the Audit Committee will take into consideration in future deliberations. If the selection of PricewaterhouseCoopers LLP is not ratified at the Annual Meeting, the Audit Committee will consider the engagement of other independent accountants. The Audit Committee may terminate the engagement of PricewaterhouseCoopers LLP as the Company's independent accountants without the approval of the Company's stockholders whenever the Audit Committee deems termination necessary or appropriate.


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

Required Vote and Recommendation

     Ratification of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending September 30, 2004, requires that the number of votes cast in favor of the ratification exceed the number of votes cast in opposition to the ratification. Absentions and broker non-votes will not be counted as votes cast in favor of or in opposition to the ratification of PricewaterhouseCoopers LLP. Shares represented by proxies will be voted for the ratification of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending September 30, 2004, unless authority to do so is withheld.

     The Board recommends a vote "FOR" the ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending September 30, 2004.

                                   DIRECTORS

     Set forth below is certain information concerning the directors of the Company. Biographical information on Messrs. Haggar, Heath and Thomas is set forth previously in this Proxy Statement. See "Proposal One--Election of Class II Directors."

                                                                      Director's
                                                                         Term
Name of Director         Age  Title                                     Ending
----------------         ---  -----                                   ----------
J.M. Haggar, III ......  52   Chairman of the Board, Chief Executive    2004
                              Officer and Class II Director
Frank D. Bracken ......  63   President, Chief Operating Officer and    2005
                              Class III Director
Rae F. Evans ..........  55   Class I Director                          2006
Donald E. Godwin ......  56   Class I Director                          2006
Richard W. Heath ......  62   Class II Director                         2004
Thomas G. Kahn ........  61   Class III Director                        2005
James Neal Thomas .....  58   Class II Director                         2004
John C. Tolleson ......  55   Class III Director                        2005

     Frank D. Bracken has served as a director of the Company since 1991. He was elected President and Chief Operating Officer of the Company in 1994. Mr. Bracken previously served as Executive Vice President of Marketing of the Company from 1991 to 1994. He joined the Company as a management trainee in 1963 and has served as a Regional Sales Manager, Western Sales Manager, National Sales Manager, Senior Vice President of Sales and Merchandising and Senior Vice President of Marketing.

     Rae F. Evans has served as a director of the Company since 1994. Since January 1, 2003, she has served as President and Chief Executive Officer of Evans Capitol Group, a firm specializing in Washington public policy and corporate strategies. Ms. Evans formerly served as President of Evans & Black, Inc., beginning in 1999, and, prior to that time, as the President of Rae Evans & Associates, beginning in 1995, both of which are predecessors of Evans Capitol Group. Ms. Evans, prior to establishing her firm, held senior government relations positions at both Hallmark Cards, Inc. and CBS Inc. She is a past President of the Business-Government Relations Council, a business group of senior government affairs representatives of Fortune 500 companies. Ms. Evans is a member of the Board of Directors of the Ladies Professional Golf Association.

     Donald E. Godwin has served as a director of the Company since May 2002. He is the Chairman and Chief Executive Officer of Godwin Gruber, LLP, a Dallas-based law firm founded by Mr. Godwin and others in 1980. Mr. Godwin is board certified by the Texas Board of Legal Specialization in Civil Trial Law and is a member of the American Board of Trial Advocates. He is also a Master Member of the William "Mac" Taylor, Jr. American Inn of Court, outside counsel to the Dallas Symphony Association and the Episcopal School of Dallas, a member of the Dallas Opera Board of Trustees and a member of the Executive Board of the SMU Dedman School of Law. Mr. Godwin is a past chairman of the Antitrust and Trade Regulation Section of the Dallas Bar Association.

     Thomas G. Kahn has served as a director of the Company since 2003. Mr. Kahn was elected to the Board in connection with the settlement of a proxy contest. He has served as President of Kahn Brothers & Co., Inc.


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

since 1995. Kahn Brothers conducts a registered brokerage business and registered investment advisory business with assets under management of approximately $700 million. Kahn Brothers has been a New York Stock Exchange Member Firm since 1978. Mr. Kahn is a member of the New York Society of Security Analysts and a Chartered Financial Analyst. He serves as a director of Warwick Community Bancorp, a bank holding company, and the Jewish Braille Institute of America, and as director and treasurer of both the New York City Job and Career Center and the Jewish Guild for the Blind.

     John C. Tolleson has served as a director of the Company since 1998. Since 1997, he has been the Chairman of The Tolleson Group and Managing Director of Arena Capital Partners, both private investment firms. Mr. Tolleson founded First USA, Inc. in 1985 and served as its Chairman and Chief Executive Officer until its merger with Banc One Corporation in 1997. Mr. Tolleson is also a member of the Board of Trustees of Southern Methodist University and Southwestern Medical Foundation. In addition, he is a member of the Edwin L. Cox School of Business Executive Board and the Dallas County Advisory Board of the Salvation Army and is a member of the boards of directors of The Willis M. Tate Distinguished Lecture Series and SMU's John Godwin Tower Center for Political Studies.

Corporate Governance; Board Committees; and Meetings

     The Board has determined that each of Messrs. Heath, Kahn, Thomas and Tolleson and Ms. Evans meet the current independence requirements of the Nasdaq Stock Market, Inc. Standing committees of the Board include the Executive Committee, Audit Committee, Compensation Committee and Nominating & Governance Committee.

     The Executive Committee is composed of Messrs. Heath (chairman), Haggar and Tolleson. Pursuant to the Company's bylaws, between meetings of the Board the Executive Committee has the full power and authority of the Board in the management of the business and affairs of the Company, except to the extent limited by Nevada law. The Executive Committee did not meet during fiscal 2003.

     The Audit Committee is composed of Messrs. Thomas (chairman), Heath, Kahn and Tolleson. The role and other responsibilities of the Audit Committee are set forth in the charter of the Audit Committee. In January 2004, the Board approved the amendment and restatement of the Audit Committee Charter to read as set forth in Appendix A attached to this Proxy Statement. A current copy of the Audit Committee's charter is also available to stockholders on the Company's website, www.haggar.com. The Audit Committee reviews and reassesses the adequacy of its charter annually and recommends any proposed changes to the Board for approval. The purposes of the Audit Committee are:

     o to oversee the quality and integrity of the financial statements and other financial information the Company provides to any governmental body or the public;

     o to oversee the independent accountants' qualifications and independence;

     o    to oversee the performance of the Company's internal auditors;

     o    to oversee the performance of the Company's independent accountants;

     o to oversee the Company's accounting and financial reporting processes and the audits of the Company's financial statements;

     o to oversee the Company's systems of internal controls regarding finance, accounting, and ethics compliance that management and the Board have established;

     o to establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls, and other auditing matters and for the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters;

     o to provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditing department, and the Board, always emphasizing that the independent accountants are accountable to the Audit Committee; and

     o    to perform such other duties as are directed by the Board.


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

The Board has determined that each of Messrs. Thomas, Heath, Kahn and Tolleson meet the current independence and experience requirements of the Nasdaq Stock Market, Inc. and applicable rules and regulations of the Securities and Exchange Commission (the "SEC"). The Board has determined that Mr. Thomas satisfies the requirements for an "audit committee financial expert" and has designated Mr. Thomas as the Company's audit committee financial expert. The Audit Committee held five meetings during fiscal 2003. Various matters were also approved during fiscal 2003 by unanimous written consent of the Audit Committee.

     The Compensation Committee is composed of Mr. Heath (chairman) and Ms. Evans. The Board has determined that each of Mr. Heath and Ms. Evans meet the current independence requirements of the Nasdaq Stock Market, Inc. and applicable rules and regulations of the SEC. The purposes of the Compensation Committee are:

     o to review, evaluate, and approve the agreements, plans, policies and programs of the Company to compensate the officers and directors of the Company;

     o to otherwise discharge the Board's responsibilities relating to compensation of the Company's officers and directors; and

     o to perform such other functions as the Board may assign to the Compensation Committee from time to time.

The Compensation Committee also administers the Haggar Corp. Supplemental Executive Retirement Plan (the "SERP"), the Company's 1992 Long-Term Incentive Plan, which terminated on October 21, 2002 (the "1992 LTIP"), and the Company's 2003 Long-Term Incentive Plan (the "2003 LTIP"). The Compensation Committee held three meetings during fiscal 2003. Various matters were also approved during fiscal 2003 by unanimous written consent of the Compensation Committee.

     The Nominating & Governance Committee (the "Nominating Committee") is composed of Messrs. Tolleson (chairman) and Heath. The Board has determined that Messrs. Tolleson and Heath meet the current independence requirements of the Nasdaq Stock Market, Inc. and applicable rules and regulations of the SEC. The purposes of the Nominating Committee are:

     o to assist the Board by identifying individuals qualified to become Board members, and to select, or recommend that the Board select, the director nominees for election at the annual meetings of stockholders or for appointment to fill vacancies;

     o to recommend to the Board director nominees for each committee of the Board;

     o to advise the Board about the appropriate composition of the Board and its committees;

     o to advise the Board about and recommend to the Board appropriate corporate governance practices and to assist the Board in implementing those practices;

     o to lead the Board in its annual review of the performance of the Board and its committees;

     o    to assist the Board by developing a CEO succession plan; and

     o to perform such other functions as the Board may assign to the Nominating Committee from time to time.

In January 2004, the Board approved the amendment and restatement of the Nominating & Governance Committee Charter to read as set forth in Appendix B attached to this Proxy Statement. A current copy of the Nominating Committee's charter is also available to stockholders on the Company's website, www.haggar.com.

     The Nominating Committee held seven meetings during fiscal 2003. Various matters were also approved during fiscal 2003 by unanimous written consent of the Nominating Committee.

     The Board held eighteen meetings during fiscal 2003. Each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board held during the period in which he/she was a director and (ii) the total number of meetings held by all committees of the Board on which such director served during the period that he/she served. Various matters were also approved during fiscal 2003 by unanimous written consent of the Board.


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

     The Company encourages all incumbent directors and director nominees to attend each annual meeting of stockholders. All incumbent directors and director nominees attended the Company's last annual meeting of stockholders held on April 2, 2003.

     Although the Company has not to date developed formal processes by which stockholders may communicate directly with directors, it believes that the informal process, in which any communication sent to the Board either generally or in care of the Chief Executive Officer, corporate Secretary, or another corporate officer is forwarded to all members of the Board, has served the Board's and the Company's stockholders' needs. There is no screening process, and all stockholder communications that are received by officers for the Board's attention are forwarded to the Board. In view of recently adopted SEC disclosure requirements related to this issue, the Nominating Committee may consider development of more specific procedures. Until any other procedures are developed and posted on the Company's corporate website, any communication to the Board should be mailed to the Board, in care of the Company's corporate Secretary, at the Company's headquarters in Dallas, Texas. The mailing envelope must contain a clear notation indicating that the enclosed letter is a "Stockholder-Board Communication" or "Stockholder-Director Communication." All such letters must identify the author as a stockholder and clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

Nominating Procedures

     As described above, the Company has a standing nominating committee. The Nominating Committee's charter is attached to this Proxy Statement as Appendix B and is also posted on the Company's website, www.haggar.com.

     The Nominating Committee considers many factors when considering candidates for the Board and strives for the Board to be comprised of directors with a variety of experience and backgrounds who have high-level managerial experience in a complex organization and who represent the balanced interest of stockholders as a whole rather than those of special interest groups. Other important factors in Board composition include diversity, skill, specialized expertise, level of education and/or business experience, broad-based business acumen, and experience and understanding of strategy and policy-setting. Depending upon the current needs of the Board, certain factors may be weighed more or less heavily by the Nominating Committee.

     In considering candidates for the Board, the Nominating Committee considers the entirety of each candidate's credentials and does not have any specific minimum qualifications that must be met by a Nominating Committee recommended nominee. However, the Nominating Committee does believe that all members of the Board should have the highest character and integrity; a reputation for working constructively with others; sufficient time to devote to Board matters; and no conflict of interest that would interfere with performance as a director.

     The Nominating Committee considers candidates for the Board from any reasonable source, including stockholder recommendations. The Nominating Committee does not evaluate candidates differently based on who has made the proposal. The Nominating Committee has the authority under its charter to hire and pay a fee to consultants or search firms to assist in the process of identifying and evaluating candidates. No such consultants or search firms have been used to date and, accordingly, no fees have been paid to consultants or search firms in the past fiscal year.

     Stockholders may recommend candidates for consideration by the Nominating Committee by writing to the Company's corporate Secretary at the Company's headquarters in Dallas, Texas, giving the candidate's name, contact information, biographical data and qualifications. A written statement from the candidate consenting to be named as a candidate and, if nominated and elected, to serve as a director should accompany any such recommendation. Stockholders who wish to nominate a director for election at an annual meeting of the stockholders of the Company must comply with the Company's bylaws regarding stockholder proposals and nominations. See "Stockholder Proposals for Next Annual Meeting" contained herein.

Director Compensation

     Non-employee directors receive $25,000 annually, plus $1,000 for each Board meeting or committee meeting attended. In addition, each committee chair receives $2,500 annually except for the Audit Committee chair who receives $5,000 annually. Upon election to the Board, each non-employee director will receive 3,000 shares of restricted stock from the 2003 LTIP. In non-election years, the non-employee directors will receive 3,000 stock options from the 2003 LTIP. Both the 2003 LTIP restricted shares and stock options have a three year vesting period. Directors who are also employees of the Company receive no additional compensation for their service on the Board and its committees.

Term of Office

     The Company's articles of incorporation provide that the Board must be divided into three classes, designated Class I, Class II and Class III. Directors serve for staggered terms of three years each. Mr. Godwin and Ms. Evans currently serve as Class I directors, whose terms expire at the annual meeting of stockholders in 2006. Messrs. Haggar, Heath and Thomas currently serve as Class II directors, whose terms expire at the Annual Meeting, and Messrs. Bracken, Kahn and Tolleson currently serve as Class III directors, whose terms expire at the annual meeting of stockholders in 2005.

                              EXECUTIVE OFFICERS

     Set forth below is certain information concerning the executive officers of the Company:

Name                     Age  Title
----                     ---  -----
J. M. Haggar, III .....  52   Chairman of the Board, Chief Executive Officer and Class II Director
Frank D. Bracken ......  63   President, Chief Operating Officer and Class III Director
David M. Tehle ........  47   Executive Vice President and Chief Financial Officer
Alan C. Burks .........  49   Executive Vice President and Chief Marketing Officer
David G. Roy ..........  49   Executive Vice President of Operations

     The executive officers named above were elected by the Board to serve in such capacities until their respective successors have been duly elected and qualified, or until their earlier death, resignation or removal from office. Biographical information on Messrs. Haggar and Bracken is set forth previously in this Proxy Statement. See "Proposal One--Election of Class II Directors" and "Directors."

     David M. Tehle has served the Company as Executive Vice President since 2000 and Chief Financial Officer since joining the Company in 1997. Prior to joining the Company, Mr. Tehle served as Vice President of Finance for a division of The Stanley Works, an international tool manufacturer, from 1996 to 1997, where he was responsible for worldwide finance, strategic planning, accounting, credit and tax functions. From 1993 to 1996, he served as Vice President of Finance and Chief Financial Officer of Hat Brands, Inc., the world's largest independent hat manufacturer. Before his tenure at Hat Brands, Mr. Tehle served as Vice President of Finance for Ryder Aviall, an aviation supply company, and previously held various financial positions with Texas Instruments.

     Alan C. Burks has served the Company as Executive Vice President and Chief Marketing Officer since 2000. He had previously served as Senior Vice President of Marketing since joining the Company in 1993. Prior to joining the Company, Mr. Burks had a distinguished career in the advertising industry where he worked for agencies such as Ogilvy and DDB Needham beginning in 1976. His account management experience included Frito-Lay, the Ben Hogan Company, Dial Corp. and the Company.

     David G. Roy has served the Company since 1996 in various positions, including Vice President of Technical Services and Senior Vice President of Operations. In 2000, Mr. Roy was promoted to Executive Vice President of Operations for the Company. Prior to joining the Company, Mr. Roy spent twenty years at VF Corporation, an international apparel manufacturer. He held leadership positions throughout VF's Manufacturing, Distribution and Engineering Departments for Wrangler, Jantzen and Red Kap, where he served as Vice President until 1996.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth certain information for the fiscal years ended September 30, 2003, 2002 and 2001 concerning compensation of the Company's chief executive officer and each of the other four most highly compensated executive officers of the Company whose total annual salary and bonus exceeded $100,000 for services rendered to the Company during fiscal 2003.



                                                              Annual Compensation              Long-Term Compensation
                                                      ------------------------------------     ----------------------
                                                                              Other Annual
                                           Fiscal      Salary      Bonus      Compensation     All Other Compensation
Name and Principal Position                 Year        ($)        ($)(1)        ($)(2)                ($)(3)
---------------------------                ------     -------     -------     ------------     ----------------------
J.M. Haggar, III ......................     2003      675,000     706,308        74,985                 6,217
 Chairman and Chief Executive Officer       2002      640,000     503,166        69,440                 5,773
                                            2001      640,000     330,544        69,161                 5,519
Frank D. Bracken ......................     2003      570,000     503,166        63,225                 6,217
 President and Chief Operating Officer      2002      540,000     439,272        63,681                 5,773
                                            2001      540,000     288,570        59,501                 5,750
David M. Tehle ........................     2003      281,000     202,341        27,245                 6,217
 Executive Vice President and Chief         2002      270,000     175,709        35,541                 5,773
 Financial Officer                          2001      270,000     165,064        22,541                 5,750
Alan C. Burks .........................     2003      344,000     202,341            --                 6,217
 Executive Vice President and Chief         2002      330,000     175,709            --                 5,773
 Marketing Officer                          2001      330,000     175,713            --                 5,750
David G. Roy ..........................     2003      250,000     181,338        19,685                 5,575
 Executive Vice President of Operations     2002      220,000     111,815        28,924                 4,119
                                            2001      220,000     138,971        15,401                 4,546

------------

(1) Reflects the annual bonus earned during the fiscal year, as described in the Compensation Committee Report on Executive Compensation contained herein. In each case, the bonus was approved and paid during the following fiscal year.

(2) Represents tax reimbursements for the fiscal year pursuant to the Haggar Clothing Co. Bonus Savings Plan (the "Deferred Annuity Plan").

(3)  Consists of the following:

     (a) profit sharing contributions by the Company under the Haggar Clothing Co. Profit Sharing and Savings Plan (the "401(k) Plan") for each of Messrs. Haggar, Bracken, Tehle, Burks and Roy of $717, $673 and $650 for fiscal 2003, 2002 and 2001, respectively; and

     (b) matching contributions by the Company under its 401(k) Plan of (i) $5,500, $5,100 and $4,869 in fiscal 2003, 2002 and 2001, respectively, for Mr. Haggar, (ii) $5,500, $5,100 and $5,100 in fiscal 2003, 2002 and 2001, respectively, for each of Messrs. Bracken, Tehle and Burks, and (iii) $4,858, $3,446 and $3,896 in fiscal 2003, 2002 and 2001, respectively, for Mr. Roy.


Option Grants in Last Fiscal Year

     No stock option grants were made to the executive officers during fiscal 2003.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

     The following table provides summary information with respect to stock options held by the named executive officers as of September 30, 2003. The value of the unexercised in-the-money-options is based on the price per share of Common Stock of $15.45 as reported on the Nasdaq National Market at the close of business on September 30, 2003, less the exercise price payable for the shares.

                                                                        Number of
                                                                  Securities Underlying         Value of Unexercised
                                                                 Unexercised Options at       In-the-Money Options at
                                                                 September 30, 2003 (#)        September 30, 2003 ($)
                                                               ---------------------------   ---------------------------
                             Shares Acquired   Value Realized
                             on Exercise (#)        ($)        Exercisable   Unexercisable   Exercisable   Unexercisable
                             ---------------   --------------  -----------   -------------   -----------   -------------
 J. M. Haggar, III .........          --               --        229,093          --           749,289          --
 Frank D. Bracken ..........          --               --        220,002          --           531,504          --
 David M. Tehle ............          --               --         40,000          --           153,000          --
 Alan C. Burks .............      27,000           84,780         41,272          --            41,480          --
 David G. Roy ..............          --               --         37,000          --           139,650          --

Equity Compensation Plan Information

     The following table provides information as of September 30, 2003, about common stock that may be issued upon the exercise of options under the Company's 1992 LTIP and options, restricted shares and rights, either with or without accompanying options, under the 2003 LTIP:

                                                                                    (c) Number of
                                                                                     Securities
                                                                                      Remaining
                                          (a) Number of                             Available for
                                         Securities to be      (b) Weighted        Future Issuance
                                           Issued Upon           Average            Under Equity
                                           Exercise of        Exercise Price        Compensation           (d) Total of
                                           Outstanding        of Outstanding      Plans (Excluding     Securities Reflected
                                        Options, Warrants   Options, Warrants   Securities Reflected        in Columns
Plan Category                               and Rights        and Rights(1)        in Column (a))          (a) and (c)
-------------                           -----------------   -----------------   --------------------   --------------------
Equity Compensation Plans
 Approved by Stockholders ............      1,118,141(2)         $ 12.51               575,000(4)           1,693,141
Equity Compensation Plans Not
 Approved by Stockholders(3) .........         59,488            $ 12.51                    --                 59,488
                                            -----------          -------               ---------            ---------
Total ................................      1,177,629            $ 12.51               575,000              1,752,629
                                            -----------          -------               ---------            ---------

------------

(1) These amounts represent the weighted average exercise price for the total number of outstanding options.

(2)  Issued under the 1992 LTIP.

(3) Securities included in this category are attributable solely to certain increases in the number of shares of Common Stock authorized and reserved for issuance under the 1992 LTIP that were not approved by the Company's stockholders.

(4) On May 1, 2003, the Company adopted a new stockholder approved long-term incentive plan, the 2003 LTIP, which authorizes the Company to issue up to 575,000 additional shares in connection with options granted to directors, officers or employees of the Company. The 1992 LTIP expired on October 21, 2002. As a result, no securities are available for issuance under the 1992 LTIP.

Executive Employment Agreements

     During fiscal 2001, the Company entered into an Executive Employment Agreement with each of the executive officers. Each Executive Employment Agreement became effective as of August 30, 2001. The Executive Employment Agreements with Messrs. Haggar and Bracken provide for a three year term which is automatically extended for an additional year on each anniversary of the agreements such that the remaining term of each agreement as of August 30th of each year is three years, unless thirty days prior written notice is given by either party in advance of any one-year anniversary. The Executive Employment Agreements with Messrs. Burks, Roy, and Tehle provide for a two year term which is automatically extended for an additional year on each anniversary of the agreements such that the remaining term of each agreement as of August 30th of each year is two years, unless thirty days prior written notice is given by either party in advance of any one-year anniversary.

     Each Executive Employment Agreement provides that the initial base salary for the executive is subject to increase during the term of the employment agreement in the sole discretion of the Company in light of the executive's performance, inflation, cost of living and other factors deemed relevant by the Company. Each agreement also provides for bonus, car allowance and other benefits available generally to other executives, as well as for the reimbursement of certain expenses. Each agreement includes covenants of the executive to maintain the confidentiality of Company information at all times, not to solicit the employees or customers of the Company for two years following termination of employment and not to compete with the Company during the term of employment and for a specified period thereafter. In each case, the post-employment period during which the executive may not compete with the Company is either (a) the unexpired term of his employment contract, if the executive has been terminated by the Company other than for cause, or (b) one year, if a change of control termination has occurred or his employment has terminated for any other reason.

     Under each Executive Employment Agreement, if the executive is terminated by the Company other than for cause he will be entitled to continue to receive his base salary for the unexpired term of his employment contract, subject to reduction for any other severance payments received from the Company and any compensation received from a third party. However, the executive's right to receive such salary continuation ceases in the event that he violates any of his covenants of confidentiality, non-solicitation or non-competition. In the event the executive is terminated by the Company other than for cause or voluntarily resigns for good reason within 24 months following a change of control, then the executive will be entitled to receive, in lieu of the salary continuation otherwise provided, (i) a lump sum severance payment equal to 2.99 times the executive's "base amount" (as defined in Section 280G of the Internal Revenue Code), (ii) full vesting of all stock options, restricted stock grants, profit sharing awards and other benefits or incentive awards that are otherwise subject to vesting schedules, (iii) continued benefits for himself and his family for one year after such termination at least equal to those provided under the Company's health and welfare benefit plans prior to the change of control, plus (iv) an amount equal to the excise tax, interest or penalties imposed on such severance payments or benefits under Section 4999 of the Internal Revenue Code, if any.

Long-Term Incentive Plans

     In order to attract and retain key executive and managerial employees, as well as qualified individuals to serve as members of the Company's Board, and to encourage equity ownership by management and further align management's interest with that of the Company's other stockholders, in 1992 the Board adopted the 1992 LTIP. On October 21, 2002, the 1992 LTIP terminated according to its terms and no further options can be issued under such plan. The Compensation Committee continues to oversee, administer and interpret all outstanding options previously granted under the 1992 LTIP.

     Stock options granted by the Compensation Committee under the 1992 LTIP have option exercise prices not less than the fair market value of the Company's Common Stock on the date of the grant. Because the exercise price of these options is at least equal to the fair market value of the Company's Common Stock on the date of grant, the options have value only if the stock price appreciates from the value on the date the options were granted. This design is intended to focus executives on the enhancement of stockholder value over the long-term and to encourage equity ownership in the Company. In addition, the 1992 LTIP provided that while the

Compensation Committee determined the vesting schedule of all options granted under the 1992 LTIP, no option was exercisable more than ten years from the date of grant. As of the Record Date, 864,169 shares of the Company's Common Stock were issuable pursuant to outstanding awards under the 1992 LTIP.

     On May 1, 2003, the Company adopted a new stockholder approved long-term incentive plan, the 2003 LTIP, to replace the expired 1992 LTIP. The 2003 LTIP authorizes the Company to issue up to 575,000 additional shares in connection with options, restricted shares and rights, either with or without accompanying options, for directors, officers or employees of the Company. The terms of awards under the 2003 LTIP are similar to the terms of awards under the 1992 LTIP. No awards had been granted under the 2003 LTIP as of the Record Date.

Employee Stock Purchase Plan

     The Company maintains an Employee Stock Purchase Plan through which eligible employees may make payroll deductions that are used to purchase Common Stock. The stock is purchased on the open market, and individual accounts are maintained for each participant. The Company pays the fees associated with stock purchases made through payroll deductions, but participants pay the fees for stock sales. Dividends paid on the stock are reinvested in Common Stock. Participants do not acquire Common Stock at a price that is less than its fair market value.

Supplemental Executive Retirement Plan

     The Company established the SERP in order to provide supplemental retirement benefits and pre-retirement death benefits to select executive officers. At normal retirement age, as defined under individual participation agreements between eligible executives and the Company, each participant is entitled to a life annuity benefit (if married, a joint and 50% survivor annuity) equal to 65% of the participant's average total compensation (base salary plus bonus) during the three fiscal years prior to termination, reduced by one-third of the annuitized value of the participant's accumulated account balance under the Deferred Annuity Plan. The benefits payable under the SERP are subject to a vesting schedule. A participant becomes 50% vested in his benefit five years prior to attaining normal retirement age, and continues to vest in annual increments of 10% to become 100% vested at normal retirement age. Upon a change of control, as defined in the SERP, a participant becomes 100% vested in his SERP benefit. If a participant dies before retirement, his surviving spouse or other beneficiary is entitled to receive a death benefit equal to $400,000 per year payable annually for 10 years. A participant whose employment was terminated, or his beneficiary, may elect, subject to approval by the Compensation Committee or as a matter of right at any time following one year after a change of control, to receive the actuarial present value of the benefit under the SERP in a single lump-sum payment, reduced by 10%.

     The SERP is an unfunded compensation arrangement that is not subject to the annual reporting and disclosure requirements of the Employee Retirement Income Security Act of 1974. The Company has established a trust to pay benefits under the SERP to which the Company is contributing cash to purchase variable life insurance policies insuring each participant. The Company contributed $261,000 and $679,500, respectively, to the trust for the payment of 2003 premiums on variable life policies insuring Messrs. Haggar and Bracken, respectively. There are presently no other participants in the SERP.

     The normal retirement age for Mr. Haggar under his participation agreement is 60, and the normal retirement age for Mr. Bracken under his participation agreement is 65. The Company estimates that Mr. Haggar will be entitled to an annual SERP benefit equal to approximately $790,000 at age 60, and Mr. Bracken will be entitled to an annual SERP benefit equal to approximately $600,000 at age 65. These estimates assume that 65% of the amount of the average base salary plus bonus for each of Messrs. Haggar and Bracken during the three years prior to his retirement is approximately $900,000 and $660,000, respectively, and that one-third of the annuitized value of the participant's accumulated account balance under the Deferred Annuity Plan for each of Messrs. Haggar and Bracken at that time is approximately $110,000 and $60,000, respectively.

Split-Dollar Insurance Plan

     The Company established the Haggar Corp. Split-Dollar Insurance Plan (the "Split-Dollar Plan") to recognize the valued service of certain highly compensated employees and officers of the Company. Under the Split-Dollar Plan, the Company pays the premiums due on employee life insurance policies as an additional employment benefit for such employees. However, such employees reimburse the Company for the cost of the term portion of the premiums for this insurance. Eligible employees who wish to participate in the Split-Dollar Plan must enter into a split-dollar insurance agreement with the Company. Pursuant to the split-dollar insurance agreements, the Company will be repaid for the premiums it has paid, either out of the death benefit or the cash surrender value of the policy. In order to secure the repayment to the Company of the premiums paid, the owner of the insurance policy must assign the insurance policy to the Company as collateral. In addition, the owner of the insurance policy is prohibited from taking any actions which may jeopardize the Company's right to be repaid the amounts it has paid toward premiums on the policy. Except following a change of control, the Company has the sole right to surrender the insurance policy and enforce its right to be repaid the amount of the premiums paid on the policy from the cash surrender value of the policy under the collateral assignment of the policy.

     In fiscal 1999 and fiscal 2000, the Company entered into split-dollar life insurance agreements with separate trusts established by each of Messrs. Bracken and Haggar. Pursuant to these agreements, the Company is entitled to the cumulative premiums it has paid on the policies less the Company's interest in policy loans and related accrued interest on any policy loans. No policy loans have been made to the Company under these policies. The beneficiaries of the trusts established by Messrs. Haggar and Bracken are entitled to $5,620,500 and $1,075,500, respectively, reduced by the amount of the premiums paid by the Company. The policies provide for annual premiums for Mr. Bracken and Mr. Haggar of $75,500 (payable for five years) and $62,500 (payable for 17 years), respectively. However, in light of changes in applicable law, the Company is no longer paying the premiums related to these policies. During fiscal 2003, no premiums were paid under these or any other split-dollar policies. As of the end of fiscal 2003, the cumulative premiums paid by the Company on each policy exceeded the total cash surrender value of each policy.

     In December 2003, the Company restructured the split-dollar policies described above. The Company no longer pays the premiums for the split-dollar policies. The eligible employees have assumed responsibility for all premiums under their respective split-dollar policy. The Company was repaid the cash surrender values of the split-dollar policies which approximated the cumulative premiums paid.

Deferred Annuity Plan

     The Deferred Annuity Plan permits all full-time employees, including officers, who are "highly compensated employees" under Internal Revenue Code section 414(q) ($90,000 for 2003), to make voluntary contributions of current compensation which cannot be contributed to the Company's 401(k) Plan to an individually owned annuity. The maximum amount that any participant in the Deferred Annuity Plan may contribute is established annually by the Board. The Board may elect to pay an additional cash bonus to participants in the Deferred Annuity Plan for the purpose of compensating such participants for federal income taxes owed on the amounts contributed under the plan as well as on any bonus. The Board awarded such bonuses to the executive officers in fiscal 2003 as set forth in the Summary Compensation Table above.

                       CHANGE IN INDEPENDENT ACCOUNTANTS

     On April 1, 2002, the Audit Committee appointed PricewaterhouseCoopers LLP as the Company's independent public accountants for the fiscal year ending September 30, 2002, dismissing Arthur Andersen LLP, the independent accountants previously engaged to audit the Company's financial statements. The decision to change independent accountants was made by the Audit Committee.

     The reports of Arthur Andersen on the Company's financial statements for the fiscal year ended September 30, 2001, contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. In addition, in connection with the Company's audits for the fiscal year ended September 30, 2001, and through April 1, 2002, there were no disagreements with Arthur

Andersen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Arthur Andersen would have caused them to make reference thereto in connection with their report on the financial statements for such years. Furthermore, during fiscal 2001 and through April 1, 2002, there were no reportable events, as defined in Regulation S-K Item 304(a)(1)(v).

     During fiscal 2001 and through April 1, 2002, the Company did not consult with PricewaterhouseCoopers LLP regarding (i) either: the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company's financial statements, and neither a written report nor oral advice was provided to the Company that PricewaterhouseCoopers LLP concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement with Arthur Andersen, as that term is defined in Regulation S-K
Item 304(a)(1)(iv) and the related instructions thereto, or a reportable event, as defined in Regulation S-K Item 304(a)(1)(v).

                            AUDIT COMMITTEE REPORT

     The Audit Committee of the Board of Directors (the "Board") is currently composed of Richard W. Heath, John C. Tolleson, Thomas G. Kahn and James Neal Thomas. The Board, in its business judgment, has determined that all members of the Audit Committee meet the current independence and experience requirements of the Nasdaq Stock Market, Inc., and applicable rules and regulations of the Securities and Exchange Commission (the "SEC") and that Mr. Thomas satisfies the requirements for an "audit committee financial expert" promulgated by the SEC. The Audit Committee operates pursuant to an Audit Committee Charter that was initially adopted by the Board on July 23, 2000, and subsequently amended and restated, most recently in January 2004.

     As set forth in the Second Amended and Restated Audit Committee Charter, management of the Company is responsible for preparation in accordance with generally accepted accounting principles, and the completeness and accuracy of, the Company's financial statements. The independent accountants are responsible for the planning and conduct of audits of the Company's financial statements and reviews of the Company's quarterly financial statements prior to the filing of each Quarterly Report on Form 10-Q. The Audit Committee assists the Board in its oversight function and has the responsibilities and powers as set forth in the Second Amended and Restated Audit Committee Charter.

     In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and the independent accountants the Company's audited financial statements for the fiscal year ended September 30, 2003. The Audit Committee has also discussed with the Company's independent accountants matters required to be discussed by Statement on Auditing Standards Nos. 61, 89 and 90. In addition, the Audit Committee has received the written disclosures and the letter from the Company's independent accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect. The Audit Committee has also considered whether the independent accountants' provision of non-audit services to the Company is compatible with maintaining the accountants' independence and discussed with them their independence from the Company and its management.

     Based upon the reviews, reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2003, for filing with the Securities and Exchange Commission.

     This report has been submitted by the Audit Committee for fiscal 2003, which consists of the following members:

     James Neal Thomas, Chairman
     Richard W. Heath
     Thomas G. Kahn
     John C. Tolleson

                     FEES PAID TO INDEPENDENT ACCOUNTANTS

     The following table sets forth the fees paid to PricewaterhouseCoopers LLP for services provided during fiscal years 2003 and 2002:

                                              2003          2002
                                           --------      --------
      Audit Fees (1) ..................    $251,800      $232,000
      Audit-Related Fees (2) ..........      98,500        24,000
      Tax Fees (3) ....................     398,000            --
      All Other Fees (4) ..............          --            --
                                           --------      --------
      Total ...........................    $748,300      $256,000
                                           ========      ========

------------

(1) Represents fees for professional services provided in connection with the audit of the Company's annual financial statements and review of the Company's quarterly financial statements, advice on accounting matters that arose during the audit and audit services provided in connection with the filing of a Form S-8 in May 2003.

(2) Represents fees for professional services in connection with the audits of the Company's employee benefit plans, advisory services related to the SERP and 2003 LTIP, and advisory services related to compliance with the Sarbanes-Oxley Act of 2002.

(3) Represents fees for professional services in connection with preparation of the Company's federal and state tax returns and advisory services for other tax compliance and consulting matters. The Company was not billed for any PricewaterhouseCoopers LLP tax fees in fiscal 2002.

(4) During fiscal 2003 and 2002, PricewaterhouseCoopers LLP did not provide any services to the Company other than those in the categories noted above.

     Effective December 2002, the Audit Committee established a policy to pre-approve all audit, audit-related, tax and other fees proposed to be provided by the Company's independent auditor prior to engaging the auditor for that purpose. Consideration and approval of such services generally occur at the Audit Committee's regularly scheduled quarterly meetings. In situations where it is impractical to wait until the next regularly scheduled quarterly meeting, the Audit Committee has delegated the authority to approve the audit, audit-related, tax and other fees to the Audit Committee chairperson up to a certain pre-determined level as approved by the Audit Committee. Fees for any of these audit, audit-related, tax and other projects approved pursuant to the above-described delegation of authority require the reporting of any such approvals to the full Audit Committee at the next regularly scheduled meeting.

     In accordance with its pre-approval policy, the Audit Committee pre-approved 100% of the audit fees, 86% of the audit-related fees and 100% of tax fees for fiscal 2003. In total, the Audit Committee pre-approved 98% of the total fees for fiscal 2003. None of the fiscal 2002 fees were pre-approved.

                           FINANCIAL CODE OF ETHICS

     The Company's Chief Executive Officer, Chief Financial Officer, principal accounting officer, controller and other persons performing similar functions are required to comply with the Company's Financial Code of Ethics. The purpose of the Company's Financial Code of Ethics is to deter wrongdoing and to promote, among other things, honest and ethical conduct and to ensure to the greatest possible extent that the Company's business is conducted in a consistently legal and ethical manner. Employees may submit concerns or complaints regarding ethical issues on a confidential basis by means of a toll-free telephone call to an assigned voicemail box. All concerns and complaints are investigated by the Office of the General Counsel.

     The Company's Financial Code of Ethics is posted on the Company's website, at www.haggar.com. The Company will also post on its website any amendment to, or waiver from, a provision of the Financial Code of Ethics that applies to the Company's Chief Executive Officer, Chief Financial Officer, principal accounting officer, controller or persons performing similar functions and that relates to any of the following elements of the Financial Code of Ethics: honest and ethical conduct; disclosure in reports or documents filed with the SEC and other public communications; compliance with applicable laws, rules and regulations; prompt internal reporting of code violations; and accountability for adherence to the code.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Role of the Compensation Committee

     The members of the Compensation Committee of the Board of Directors (the "Board") are Rae F. Evans and Richard W. Heath, each of whom meet the current independence requirements of the Nasdaq Stock Market, Inc. The Compensation Committee reviews, evaluates and recommends to the Board the executive compensation policies of the Company and the compensation of the Company's Chief Executive Officer and other executive officers. In connection with these responsibilities, the Compensation Committee has exclusive authority to administer the Company's 1992 Long Term Incentive Plan (the "1992 LTIP"), which terminated on October 21, 2002, and the 2003 Long Term Incentive Plan (the "2003 LTIP"), which was adopted and approved by the Company's stockholders on April 2, 2003. The Compensation Committee operates pursuant to a Compensation Committee Charter, which was adopted in fiscal 2002 and amended and restated in January 2004. The Compensation Committee held three meetings during the Company's fiscal year ended September 30, 2003. At those meetings the Compensation Committee reviewed the Company's compensation practices.

Executive Compensation Objectives

     The primary objectives of the Compensation Committee are to ensure that the compensation provided to the Company's executive officers reinforces the Company's annual and long-term performance objectives, to reward and encourage quality performance, and to assist the Company in attracting, retaining and motivating executives with exceptional leadership abilities.

     Consistent with this philosophy, the Compensation Committee believes that it has established a competitive and appropriate total compensation package for the executive officers and other senior management of the Company consisting primarily of base salary, annual bonus and discretionary payments under the Haggar Clothing Co. Bonus Savings Plan (the "Deferred Annuity Plan") and stock options, restricted shares and rights, either with or without accompanying options, under the 1992 LTIP, which terminated on October 21, 2002, and the 2003 LTIP. In addition, selected executive officers may also participate in the Company's Supplemental Executive Retirement Plan (the "SERP"). Currently only
J. M. Haggar, III, the Company's Chief Executive Officer, and Frank Bracken, the Company's President, participate in the SERP. The Chief Executive Officer and the President were selected to participate in the SERP based on their historical contributions and continued leadership of the Company. In addition, the Company makes certain matching contributions and profit sharing contributions to its 401(k) Plan on behalf of participants, which include the executive officers.

Description of the Elements of Executive Compensation

     The Compensation Committee does not exclusively use quantitative methods or mathematical formulas in setting any element of compensation. In determining each component of compensation, the Compensation Committee considers all elements of an executive officer's total compensation package as well as other objective and subjective criteria the Compensation Committee deems appropriate with respect to each executive officer, including the recommendations of the Company's Chief Executive Officer.

     Base Salary. The Compensation Committee recommends to the Board base salaries each year at a level intended to be within the competitive market range of comparable companies. The Compensation Committee takes into consideration the salary recommendations of the Chief Executive Officer and conducts its own review of various factors, including those considered by the Chief Executive Officer in his recommendations, before determining the recommended base salaries for the Company's executive officers and Chief Executive Officer. These factors include a comparison of the salaries earned by the executive officers and the Chief Executive Officer to the salaries of comparable individuals at several companies that the Company considers to be its primary competitors in the apparel industry. In addition to the competitive market range, several other factors are considered in determining the recommended base salary amounts, including the responsibilities assumed by the executive, length of service, individual performance and internal equity considerations. The Compensation Committee concluded that increases in base salary for fiscal 2003 for the executive officers were necessary given all the factors noted previously, with special consideration given to an updated salary market analysis obtained and reviewed by the Compensation Committee.

     Annual Cash Bonus. Executive officers and certain other employees of the Company are eligible to receive discretionary annual cash bonuses following each fiscal year in which the Company meets or exceeds annual goals recommended by the Compensation Committee and approved by the Board or in which the Company's performance and other subjective factors relating to individual performance otherwise merit bonus awards. The Compensation Committee recommends performance goals by examining the past performance of the Company and identifying the Company's future objectives. The Chief Executive Officer makes recommendations to the Compensation Committee regarding employee bonus amounts based upon the Company's performance and his perception of the individual's performance, level of responsibility and contribution to the Company. The amount of each individual bonus awarded under the bonus plan is further based on the total amount of funds available for distribution and each participant's incentive base amount (provided that no participant's bonus may exceed twice his incentive base amount). Eligibility to receive a bonus, an employee's incentive base amount, and the amount of the bonus pool are recommended by the Compensation Committee and approved by the Board.

     The bonus performance goals set by the Board for fiscal 2003 related to the operational and financial performance of the Company, including goals related to net income, return on equity and inventory turnover improvements. The Compensation Committee recommended that the Company's executive officers receive a portion of their respective potential bonuses for fiscal 2003 after evaluating the performance of the Company in light of these performance goals. The amounts of these bonuses are set forth under "Executive Compensation-- Summary Compensation Table."

     Discretionary Payments. The Company has established the Deferred Annuity Plan pursuant to which each of the executive officers has elected to make contributions to deferred annuity investment products on an after-tax basis through payroll deductions or direct payment. Each year, the Board determines, based on the Company's performance during the year, whether to pay an additional cash bonus to any of the participants in the Deferred Annuity Plan for the purpose of compensating for federal income taxes owed on the annuity plan investment contribution and the bonus. Bonuses paid to executive officers under the Deferred Annuity Plan are considered by the Compensation Committee in connection with its evaluation of the total compensation of the Company's executive officers.

     Stock Option Grants. The Compensation Committee endorses the view that equity ownership by management is beneficial in aligning managements' and stockholders' interests in the enhancement of stockholder value. The Compensation Committee believes that this strategy motivates executives to remain focused on the overall long-term performance of the Company. In fiscal 2003, the Company adopted and the stockholders approved the 2003 LTIP, replacing the 1992 LTIP which terminated according to its terms on October 21, 2002, to make available additional grants of stock options, restricted shares and rights, either with or without accompanying options. As of the Record Date, no options have been granted under the 2003 LTIP.

     Supplemental Executive Retirement Plan. The SERP established by the Company is intended to reward executive officers who have exhibited outstanding performance over an extended tenure with the Company. As such, the SERP provides an incentive for both consistently high performance and longevity with the Company. The benefits of the SERP are taken into consideration in connection with the Compensation Committee's evaluation of the overall package of compensation and benefits provided to executive officers. Presently, the Chief Executive Officer and the President are the only participants in the SERP.

Chief Executive Officer Compensation

     Mr. Haggar, the Chief Executive Officer, participates in the same executive compensation program provided to the other executive officers and senior management of the Company in addition to the SERP. The Compensation Committee's approach to setting compensation for the Chief Executive Officer is to be competitive with comparable apparel companies and to have a major portion of the Chief Executive Officer's compensation dependent upon the Company's operational and financial performance and Mr. Haggar's individual performance, which are evaluated in connection with the award of annual cash bonuses discussed above.

     Mr. Haggar's employment agreement provides that his initial base salary is subject to increase during the term of his employment agreement in the sole discretion of the Company in light of his performance, inflation, cost of living and other factors deemed relevant by the Company. Mr. Haggar is eligible to receive an annual performance bonus and may participate in all other perquisites and benefit plans available to other executive officers of the Company.

     For the fiscal year ended September 30, 2003, Mr. Haggar earned $1,456,293 in salary and bonuses as shown in "Executive Compensation--Summary Compensation Table." Approximately 54% of this amount was earned in the form of an annual bonus and a bonus under the Deferred Annuity Plan. In determining the amount of the Chief Executive Officer's bonuses, the Compensation Committee considered the same factors as were considered in awarding bonuses to other Company employees. The Committee believes the Chief Executive Officer's total compensation for fiscal 2003 was reasonable and appropriate given the performance of the Company under his leadership and the ability of the Chief Executive Officer to direct the Company's strategic resources effectively to drive stockholder growth.

$1 Million Pay Deductibility Cap

     Section 162(m) of the Internal Revenue Code generally imposes a $1 million per person annual limit on the amount the Company may deduct as compensation expense for its Chief Executive Officer and its four other highest paid officers. To the extent readily determinable, and as one of the factors in considering compensation matters, the Compensation Committee considers the anticipated tax treatment to the Company and to its executives of various payments and benefits. Some types of compensation payments and their deductibility depends upon the timing of an executive's vesting or exercise of previously granted rights. Further, interpretations of and changes in tax laws and other factors beyond the Company's control also affect the deductibility of compensation. For these and other reasons, the Compensation Committee will not necessarily limit executive compensation to that amount deductible under
Section 162(m) of the Internal Revenue Code. Therefore, the Compensation Committee, subject to the factors provided above, has the discretion to grant awards which result in non-deductible compensation.

Conclusion

     The Compensation Committee believes that the Company's executive compensation program provides a competitive and motivational compensation package to the Company's executive officers necessary to achieve the Company's financial objectives and enhance stockholder value.

     This report has been submitted by the Compensation Committee, which consists of the following members:

       Richard W. Heath, Chairman
       Rae F. Evans

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Heath and Ms. Evans comprised the Compensation Committee during fiscal 2003. Neither Mr. Heath nor Ms. Evans has ever been an officer or employee of the Company. None of the executive officers of the Company served as a member of the compensation committee or board of directors of any other company during fiscal 2003.

                                PERFORMANCE GRAPH

     The line graph below compares the cumulative total stockholder return on the Common Stock from September 30, 1998, through September 30, 2003, with the return on the Standard & Poor's 500 Stock Index ("S & P 500") and the Standard & Poor's Apparel and Accessories Index ("S & P Apparel & Accessories") for the same period. In accordance with the disclosure rules of the SEC, the measurement assumes a $100 initial investment in the Common Stock with all dividends reinvested, and a $100 initial investment in the indexes.

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
                 AMONG HAGGAR CORP., THE S & P 500 STOCK INDEX
                   AND THE S & P APPAREL & ACCESSORIES INDEX

 [The following data was represented by a line chart in the printed material.]

                                             ------------------------------------------------------
                                               9/98     9/99      9/00      9/01     9/02      9/03
                                             ------------------------------------------------------
HAGGAR CORP. ............................... 100.00   116.63    117.34    107.90   106.55    152.63
S & P 500 .................................. 100.00   127.81    144.78    106.24    84.48    105.09
S & P APPAREL, ACCESSORIES & LUXURY GOODS .. 100.00    81.77     81.87     90.14   113.56    127.94

Copyright(C) 2003, Standard & Poor's, a division of the McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P.htm

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Mr. Godwin, a director of the Company, is a partner of Godwin Gruber, LLP, a law firm that has rendered various legal services to the Company and certain of its subsidiaries during fiscal 2003. The Company paid to this law firm approximately $460,000 during fiscal 2003. At September 30, 2003, there were approximately $140,000 in unpaid fees due to such law firm from the Company. The Company has retained this law firm during the current fiscal year to provide various legal services. Godwin Gruber, LLP does not represent the Company in connection with the solicitation of proxies for the election of the Board's nominees as directors at the Annual Meeting.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
                            DIRECTORS AND MANAGEMENT

     The following table and the notes thereto set forth certain information regarding the beneficial ownership of the Common Stock as of the Record Date, by:

     o    each current director of the Company;

     o    the executive officers of the Company;

     o    all executive officers and directors of the Company as a group; and

     o each other person known to the Company to own beneficially more than five percent of the Common Stock outstanding on the Record Date.

     Unless otherwise indicated, all stockholders set forth below have the same principal business address as the Company.

     The Company has determined beneficial ownership in accordance with the rules of the SEC. The number of shares beneficially owned by a person includes shares of Common Stock that are subject to stock options that are either currently exercisable or exercisable within 60 days after the Record Date. These shares are also deemed outstanding for the purpose of computing the percentage of outstanding shares owned by the person. These shares are not deemed outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, to the Company's knowledge, each stockholder has sole voting and dispositive power with respect to the securities beneficially owned by that stockholder. On the Record Date, there were 6,679,101 shares of Common Stock outstanding.

                                                         Number of Shares    Percentage of Shares
                                                        Beneficially Owned    Beneficially Owned
                                                        ------------------   --------------------
J. M. Haggar, III (1) ................................         661,659                9.7%
Frank D. Bracken (2) .................................         196,096                2.9
David M. Tehle (3) ...................................          40,700                  *
Alan C. Burks (4) ....................................          34,152                  *
David G. Roy (5) .....................................          37,100                  *
Rae F. Evans (6) .....................................          14,709                  *
Donald E. Godwin (7) .................................           2,550                  *
Richard W. Heath (8) .................................          20,600                  *
Thomas G. Kahn (9) ...................................         887,069               13.3
James Neal Thomas ....................................           4,000                  *
John C. Tolleson (10) ................................          82,400                1.2
All executive officers and directors as a group              1,981,035               27.6
 (11 persons) (11) ...................................
Barrow Hanley Mewhinney & Strauss, Inc. (12) .........         555,840                8.3
Dimensional Fund Advisors, Inc. (13) .................         385,425                5.8
Franklin Resources, Inc. (14) ........................         420,000                6.3
Kahn Brothers & Co., Inc. (15) .......................         833,969               12.5

------------

  *  Represents beneficial ownership of less than 1%.

(1) Includes 2,299 shares over which Mr. Haggar shares voting and dispositive power with his wife, 39,213 shares over which he otherwise shares voting and dispositive power as a trustee of various trusts, 16,743 shares over which he shares voting and dispositive power as a director of a private charitable foundation and 175,910 shares which may be acquired upon exercise of stock options that are currently exercisable.

(2) Includes 170,910 shares which may be acquired upon exercise of stock options that are currently exercisable.

(3) Includes 40,000 shares which may be acquired upon exercise of stock options that are currently exercisable.

(4) Includes 33,090 shares which may be acquired upon exercise of stock options that are currently exercisable.

(5) Includes 37,000 shares which may be acquired upon exercise of stock options that are currently exercisable.

(6) Includes 9,709 shares that may be acquired upon exercise of stock options exercisable currently or within 60 days following the Record Date.

(7) Includes 1,800 shares that may be acquired upon exercise of stock options exercisable currently or within 60 days following the Record Date.

(8) Includes 5,000 shares over which Mr. Heath shares voting and dispositive power with his wife and 15,600 shares which may be acquired upon exercise of stock options that are exercisable currently or within 60 days following the Record Date.

(9) Includes 500 shares over which Mr. Kahn shares voting and dispositive power with his wife, 833,969 shares over which he shares voting and dispositive power as an officer of Kahn Brothers & Co., Inc. (see note 15, below), 34,300 shares over which he shares voting and dispositive power as a trustee of various trusts and 1,000 shares over which he shares voting and dispositive power as a director of a private charitable foundation.

(10) Includes 17,400 shares that may be acquired upon exercise of stock options exercisable currently or within 60 days following the Record Date.

(11) Includes 933,024 shares over which voting and dispositive power is shared and 501,419 shares which may be acquired upon exercise of stock options exercisable currently or within 60 days following the Record Date.

(12) Based on information contained in a Form 13F filed with the SEC on November 12, 2003, by Barrow Hanley Mewhinney & Strauss, Inc., whose address is 3232 McKinney Ave., Suite 1500, Dallas, Texas 75204.

(13) Based on information contained in a Form 13F filed with the SEC on November 5, 2003, by Dimensional Fund Advisors, Inc., whose address is 1299 Ocean Avenue, 11th floor, Santa Monica, California 90401.

(14) Based on information contained in a Form 13F filed with the SEC on November 14, 2003, by Franklin Resources, Inc., whose address is One Franklin Parkway, San Mateo, California 94403.

(15) Includes 773,969 shares owned by certain of its clients and over which Kahn Brothers & Co., Inc. has shared voting and dispositive power. Based on information contained in a Form 4 filed with the SEC on January 9, 2004, by Thomas G. Kahn. The address of Kahn Brothers & Co., Inc. is 555 Madison Avenue, 22nd Floor, New York, New York 10022.

                                 OTHER BUSINESS

     The Board knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote the proxy as in their discretion they may deem appropriate.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Company's executive officers and directors, and beneficial owners of more than 10% of the Common Stock, are required to file reports of ownership and reports of changes in ownership of the Common Stock with the SEC. The SEC's rules require such person to furnish the Company with copies of all Section 16(a) reports they file. Based on a review of these reports and on written representations from the reporting persons that no other reports were required, the Company believes that the applicable Section 16(a) reporting requirements were complied with for all transactions which occurred during the fiscal year ended September 30, 2003, except that Mr. Burks failed to timely file five Form 4s in respect of four acquisitions under the Company's employee stock purchase plan and one acquisition pursuant to the dividend reinvestment feature of the Company's employee stock purchase plan.

                 STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

     Pursuant to Rule 14a-8 of the Exchange Act, to be included in the Board's solicitation of proxies relating to the 2005 annual meeting of the Company's stockholders, a stockholder proposal must be received by the Secretary of the Company at the Company's principal executive offices no later than September 28, 2004.

     Pursuant to the Company's bylaws, in order to nominate persons for election to the Board at the 2005 annual meeting of the Company's stockholders, or to bring other business constituting a proper matter for stockholder action under applicable law before the 2005 annual meeting, a stockholder must deliver written notice to the Secretary of the Company at the principal executive offices of the Company not less than 90 days nor more than 120 days prior to the first anniversary of the Annual Meeting; provided, however, that in the event that the date of the 2005 annual meeting is more than 30 days before or more than 70 days after such anniversary date, the notice must be delivered not earlier than 120 days prior to the 2005 annual meeting and not later than the later of (a) 90 days prior to such meeting or (b) the tenth day following the day on which public announcement of the date of such meeting is first made by the Company. If the Board, however, proposes to increase the number of directors at the 2005 annual meeting and there is no public announcement by the Company naming the nominees for the additional directorships at least 10 days prior to the last date that a stockholder notice may be timely delivered pursuant to the immediately preceding sentence, then a stockholder's notice must be delivered to the Secretary of the Company at the principal executive offices of the Company not later than 10 days following the date of such public announcement. A stockholder's notice described in this paragraph must set forth the information required by the Company's bylaws.

     With respect to proxies submitted for the 2005 annual meeting of the Company's stockholders, the Company's management will have discretionary authority to vote on any matter of which the Company does not receive notice by the date specified in the advance notice provisions of the Company's bylaws described above, pursuant to Rule 14a-4(c)(1) promulgated under the Exchange Act.

                                 ANNUAL REPORT

     A copy of the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2003 accompanies this Proxy Statement. This Annual Report on Form 10-K does not form any part of the materials for the solicitation of proxies. Additional copies of the Annual Report on Form 10-K will be sent to any stockholder without charge upon written request addressed to Haggar Corp., 11511 Luna Road, Dallas, Texas 75234, Attention: Corporate Secretary.


                                          By Order of the Board of Directors,

                                          /s/ J. M. HAGGAR, III
                                          J. M. Haggar, III
                                          Chairman and Chief Executive Officer

January 26, 2004
Dallas, Texas

     It is important that proxies be returned promptly. Whether or not you expect to attend the meeting, please mark, sign, date and return the enclosed proxy promptly in the enclosed postage paid envelope. If you attend the meeting, you may revoke your proxy and vote in person.

                                                                      Appendix A

                                 HAGGAR CORP.

                          SECOND AMENDED AND RESTATED
                            AUDIT COMMITTEE CHARTER

                               January 23, 2004

     The Board of Directors of Haggar Corp. (the "Company") has established the Audit Committee of the Board of Directors of the Company (the "Board").

Purposes

     The purposes of the Audit Committee are to serve as an independent and objective party:

     o To oversee the quality and integrity of the financial statements and other financial information the Company provides to any governmental body or the public;

     o    To oversee the independent auditors' qualifications and independence;

     o    To oversee the performance of the Company's independent auditors;

     o    To oversee the performance of the Company's internal auditors;

     o To oversee the Company's accounting and financial reporting processes and the audits of the Company's financial statements;

     o To oversee the Company's systems of internal controls regarding finance, accounting, and ethics compliance that management and the Board have established;

     o To establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls, and other auditing matters and for the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters;

     o To provide an open avenue of communication among the independent auditors, internal auditors, financial and senior management, and the Board, always emphasizing that the independent auditors are accountable to the Audit Committee; and

     o    To perform such other duties as are directed by the Board.

     The Audit Committee shall prepare annually a report meeting the requirements of any applicable regulations of the Securities and Exchange Commission (the "SEC") to be included in the Company's proxy statement relating to its annual meeting of stockholders.

Membership

     The Audit Committee shall be comprised of three or more directors, as determined by the Board or a nominating committee of the Board, none of whom shall be an affiliate of the Company or any of its subsidiaries or an employee or a person who receives any compensation from the Company or any of its subsidiaries other than fees paid for service as a director.

     The members of the Audit Committee shall be elected by the Board or a nominating committee of the Board annually and shall serve until their successors shall be duly elected and qualified. Unless the Board otherwise determines in accordance with the listing standards of the Nasdaq Stock Market, Inc. ("Nasdaq") and applicable rules and regulations of the SEC, each member shall be "independent" as defined from time to time by the listing standards of Nasdaq and by applicable rules and regulations of the SEC. If the Company's securities are listed on any other exchange, the Audit Committee shall meet the independence and experience requirements of such exchange. Accordingly, the Board shall determine annually whether each member is free from any relationship that may interfere with his or her independence from management and the Company. No member may accept, directly or indirectly, any consulting, advisory, or other compensatory fees from the Company or any of its subsidiaries other than director or committee fees. No member may have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years. No member shall serve on an audit committee of more than two public companies unless the Board determines that such simultaneous service would not impair the ability of such director to effectively serve on the Audit Committee.

     Each member shall be able to read and understand financial statements at the time of his or her appointment. The Company shall appoint at least one member who is "financially sophisticated" as defined under the applicable Nasdaq listing standards and shall use its reasonable efforts to appoint at least one member who qualifies as an "audit committee financial expert" as defined from time to time by applicable rules and regulations of the SEC, but in any event the Company shall comply with applicable Nasdaq listing standards.

     An audit committee financial expert shall not be deemed an "expert" for any purpose, including for purposes of Section 11 of the Securities Act of 1933. The designation of an Audit Committee member as an audit committee financial expert does not impose any duties, obligations or liability on the audit committee financial expert that are greater than those imposed on other Audit Committee members, nor does it affect the duties, obligations or liability of any other Audit Committee member.

     Notwithstanding the foregoing membership requirements, no action of the Audit Committee shall be invalid by reason of any such requirement not being met at the time such action is taken.

Meetings and Structure

     The Audit Committee shall meet as many times per year as the members deem necessary, but in any event at least four times per year. The Audit Committee should meet at least annually with management and the independent auditors in separate executive sessions to discuss any matters that the Audit Committee or each of these groups believe should be discussed privately.

     The Board shall appoint one member of the Audit Committee as chairperson. He or she shall be responsible for leadership of the Audit Committee and reporting to the Board.

Accountability of the Independent Auditors

     The independent auditors are accountable to and report directly to the Audit Committee. The Audit Committee shall have the sole authority and responsibility with respect to the selection, engagement, compensation, oversight, evaluation and, where appropriate, dismissal of the Company's independent auditors engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. The Audit Committee shall annually select and engage the Company's independent auditors retained to audit the financial statements of the Company. The Audit Committee, or a member thereof, must pre-approve any service, whether an audit or a non-audit service, provided to the Company by the Company's independent auditors, including the plan and scope of any such service and related fees.

Committee Authority and Responsibilities

     The Audit Committee shall have the authority to take all actions it deems advisable to fulfill its responsibilities and duties.

     The Audit Committee has the authority to retain, at the Company's expense, professional advisors, including without limitation special legal counsel, accounting experts, or other consultants, to advise the Audit Committee, which may be the same as or different from the Company's primary legal counsel, accounting experts and other consultants, as the Audit Committee deems necessary or advisable in connection with the exercise of its powers and responsibilities as set forth in this Audit Committee Charter, all on such terms as the Audit Committee deems necessary or advisable.

     The Audit Committee shall be responsible for the resolution of any disagreements between the independent auditors and management regarding the Company's accounting or financial reporting practices.

     The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of (i) compensation to the independent auditors employed by the Company for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services; (ii) compensation to any special legal counsel, accounting experts or other consultants employed by the Audit Committee; and (iii) ordinary administrative expenses of the Audit Committee.

     In connection with the purposes, powers and responsibilities set forth above, the Audit Committee shall also:

Independent Auditors

1. Annually review the performance, experience and qualifications of the independent auditors' team and the quality control procedures of the independent auditors and discharge the independent auditors when circumstances warrant.

2. Review the Company's disclosures in the Company's periodic reports filed with the SEC regarding any approved non-audit services provided or to be provided by the independent auditors.

3. Periodically obtain and review a report from the independent auditors regarding all relationships between the independent auditors and the Company that may impact the independent auditors' independence, and discuss such report with the independent auditors. The Audit Committee shall also recommend any appropriate action to the Board in response to the written report necessary to satisfy itself of the independence of the independent auditors.

4. Ensure the rotation, at least every five years, of the lead audit partner having responsibility for the audit and the concurring review partner responsible for reviewing the audit in accordance with applicable Nasdaq listing standards and applicable laws, rules and regulations.

5. Set, review and modify as appropriate, policies in accordance with the Nasdaq listing standards and applicable laws, rules and regulations for hiring employees or former employees of the Company's independent auditors.

Review

6. Review with management and the independent auditors the Company's quarterly or annual financial information, including matters required to be reviewed under applicable legal, regulatory or Nasdaq requirements, prior to the release of earnings and prior to the filing of the Company's Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as the case may be.

7. Review and, as appropriate, discuss with management and the independent auditors the Company's earnings releases, including the use of "pro forma" or "adjusted" non-GAAP information, as well as financial information and earnings guidance, if any, provided to analysts or rating agencies.

8. Upon completion of any annual audit, meet separately with the independent auditors and management and review the Company's financial statements and related notes, the results of their audit, any report or opinion rendered in connection therewith, any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information, any significant disagreements with management concerning accounting or disclosure matters, any significant adjustment proposed by the independent auditors and the adequacy and integrity of the Company's internal accounting controls and the extent to which major recommendations made by the independent auditors have been implemented or resolved.

9. Regularly review with the Company's independent auditors any audit problems or difficulties and management's response.

10. Review and consider with the independent auditors and management the matters required to be discussed by Statement of Auditing Standards Nos. 61, 89 and 90. These discussions shall include consideration of the quality of the Company's accounting principles and as applied in its financial reporting, including review of estimates, reserves and accruals, review of judgmental areas, review of audit adjustments whether or not recorded, and such other inquiries as may be appropriate. These discussions shall also include the review of reports from the independent auditors that include (i) all critical accounting policies and practices used; (ii) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, their ramifications and the preferences of the independent auditors; and (iii) other material written communications between the independent auditors and management. Based on the foregoing review, make its recommendation to the Board as to the inclusion of the Company's audited financial statements in the Company's annual report on Form 10-K.

11. Review any disclosures provided by the Chief Executive Officer, the Chief Financial Officer or the independent auditors to the Audit Committee regarding significant deficiencies in the design or operation of internal control over financial reporting which could adversely affect the Company's ability to record, process, summarize, and report financial data.

12. Review with management and the independent auditors any significant transactions that are not a normal part of the Company's operations and changes, if any, in the Company's accounting principles or their application.

13.  Review and approve all related-party transactions.

Process Improvement

14. Consider and approve, if appropriate, major changes to the Company's accounting principles and practices as suggested by the independent auditors or management.

15. Regularly apprise the Board, through minutes and special presentations as necessary, of significant developments in the course of performing the Audit Committee's duties.

16. Conduct an annual evaluation with the Board regarding the performance of the Audit Committee.

Ethical and Legal Compliance

17. Review any disclosures provided by the Chief Executive Officer or the Chief Financial Officer to the Audit Committee regarding (i) significant deficiencies or weaknesses in the design or operation of internal control over financial reporting which could adversely affect the Company's ability to record, process, summarize, and report financial data; and (ii) any fraud, including that which involves management or other employees who have a significant role in the Company's internal control over financial reporting.

18. Review with the Company's in-house or outside legal counsel any legal matter that could have a significant effect on the Company's financial statements, including the status of pending litigation and other areas of oversight to the legal and compliance area as may be appropriate.

19. Review with management and the independent auditors the Company's policies and procedures regarding compliance with its internal policies as well as applicable laws and regulations, including without limitation with respect to maintaining books, records and accounts and a system of internal accounting controls in accordance with Section 13(b)(2) of the Securities Exchange Act of 1934.

General

20. Perform any other activities consistent with this Charter, the Company's Articles of Incorporation and Bylaws, the rules of Nasdaq applicable to its listed companies, and governing law as the Audit Committee or the Board deems necessary or appropriate.

Review of Committee Charter

     At least annually, the Audit Committee shall review and reassess the adequacy of this Charter. The Audit Committee shall report the results of the review to the Board and, if necessary, make recommendations to the Board to amend this Charter.

Limitations

     The Audit Committee has the responsibilities and powers set forth in this Charter and management and the independent auditors for the Company are accountable to the Audit Committee. Management, not the Audit Committee, is responsible for the preparation in accordance with GAAP, and the completeness and accuracy, of the Company's financial statements. The independent auditors, not the Audit Committee, are responsible for the planning and conduct of audits of the Company's financial statements and reviews of the Company's quarterly financial statements prior to the filing of each quarterly report on Form 10-Q.

                                                                      Appendix B

                                 HAGGAR CORP.

                              AMENDED AND RESTATED
                   NOMINATING & GOVERNANCE COMMITTEE CHARTER

                               January 23, 2004

     The Board of Directors of Haggar Corp. (the "Company") has established the Nominating & Governance Committee of the Board of Directors of the Company (the "Board").

Purposes

     The purposes of the Nominating & Governance Committee are:

     o To assist the Board by identifying individuals qualified to become Board members, and to recommend to the Board the director nominees for election at the annual meetings of stockholders or for appointment to fill vacancies;

     o To recommend to the Board director nominees for each committee of the Board;

     o To advise the Board about appropriate composition of the Board and its committees;

     o To advise the Board about and recommend to the Board appropriate corporate governance practices and to assist the Board in implementing those practices;

     o To lead the Board in its annual review of the performance of the Board and its committees;

     o    To assist the Board by developing a CEO succession plan; and

     o To perform such other functions as the Board may assign to the Nominating & Governance Committee from time to time.

Composition

     The Nominating & Governance Committee shall consist of at least two members, all of whom are members of the Board. One of the members shall serve as the chairperson of the Nominating & Governance Committee. Each member of the Nominating & Governance Committee shall satisfy the independence requirements of the rules of the Nasdaq Stock Market, Inc.

     The Board shall appoint the members of the Nominating & Governance Committee. The chairperson of the Nominating & Governance Committee shall be designated by the Board or, if no such designation is made, shall be selected by the affirmative vote of the majority of the Nominating & Governance Committee. The Board may remove or replace the chairperson and any other member of the Nominating & Governance Committee at any time.

Authority and Responsibilities

     The Nominating & Governance Committee is delegated all authority of the Board as may be required or advisable to fulfill the purposes of the Nominating & Governance Committee. The Nominating & Governance Committee may form and delegate some or all of its authority to subcommittees when it deems appropriate. Without limiting the generality of the preceding statements, the Nominating & Governance Committee shall have authority, and is entrusted with the responsibility, to do the following actions.

     1. The Nominating & Governance Committee shall prepare and recommend to the Board for adoption appropriate corporate governance guidelines and modifications from time to time to those guidelines.

     2. The Nominating & Governance Committee shall prepare and recommend to the Board for adoption a CEO succession plan and modifications from time to time to such plan.

     3. The Nominating & Governance Committee shall actively seek individuals qualified to become board members for recommendation to the Board. The Nominating & Governance Committee's assessment as to the qualifications of Board member candidates shall include consideration of skills, experience, and diversity in the context of the needs of the Board.

     4. The Nominating & Governance Committee shall establish, review and modify as appropriate policies and procedures for submission of recommendations for director candidates by stockholders to the Nominating & Governance Committee and evaluating nominees for director recommended by stockholders.

     5. The Nominating & Governance Committee shall seek to provide that the majority of the members of the Board are independent directors and that each committee of the Board contains exclusively or, if appropriate, a majority of members that are independent to the extent required by law, applicable listing standards, the Company's charter or bylaws, or the Company's corporate governance guidelines.

     6. The Nominating & Governance Committee shall determine whether or not each director and each prospective director of the Company is independent, disinterested, or a non-employee director under the standards applicable to the committees on which such director is serving or may serve. The Nominating & Governance Committee may survey any and all of the directors and prospective directors to determine any matter or circumstance that would cause the person not to qualify as an independent, disinterested or non-employee director under applicable standards. The Nominating & Governance Committee shall report to the Board the existence of any such matter or circumstance.

     7.   Each year, the Nominating & Governance Committee shall:

          o review the advisability or need for any changes in the number and composition of the Board;

          o review the advisability or need for any changes in the number, charters or titles of committees of the Board;

          o recommend to the Board the composition of each committee of the Board and the individual director to serve as chairperson of each committee;

          o ensure that the chairperson of each committee report to the Board about the committee's annual evaluation of its performance and evaluation of its charter;

          o receive comments from all directors and report to the Board with an assessment of the Board's performance, to be discussed with the full Board following the end of each fiscal year;

          o review the advisability or need for any changes to the CEO succession plan and present the CEO succession plan and proposed changes to the Board for approval; and

          o review and reassess the adequacy of the corporate governance guidelines of the Company and recommend any proposed changes to the Board for approval.

     8. The Nominating & Governance Committee shall have the sole authority to retain, amend the engagement with, and terminate any search firm to be used to identify director candidates. The Nominating & Governance Committee shall have sole authority to approve the search firm's fees and other retention terms and shall have authority to cause the Company to pay the fees and expenses of the search firm. The Nominating & Governance Committee shall also have authority to obtain advice and assistance from internal or external legal, accounting or other advisors, to approve the fees and expenses of such outside advisors, and to cause the Company to pay the fees and expenses of such outside advisors.

     9. The Nominating & Governance Committee shall oversee the evaluation of the Board and management.

Procedures

     10. Meetings. The Nominating & Governance Committee shall meet at the call of its chairperson, two or more members of the Nominating & Governance Committee, or the Chairman of the Board. Meetings may, at the discretion of the Nominating & Governance Committee, include members of the Company's management, independent consultants, and such other persons as the Nominating & Governance Committee or its chairperson may determine. The Nominating & Governance Committee may meet in person, by telephone conference call, or in any other manner in which the Board is permitted to meet under law or the Company's bylaws. The Nominating & Governance Committee shall keep a written record of its meetings and actions and shall file a copy of such record in the corporate minutes of the Company.

     11. Quorum and Approval. A majority of the members of the Nominating & Governance Committee shall constitute a quorum. The Nominating & Governance Committee shall act on the affirmative vote of a majority of members present at a meeting at which a quorum is present. The Nominating & Governance Committee may also act by unanimous written consent in lieu of a meeting.

     12. Rules. The Nominating & Governance Committee may determine additional rules and procedures, including designation of a chairperson pro tempore in the absence of the chairperson and designation of a secretary of the Nominating & Governance Committee, at any meeting thereof.

     13. Reports. The Nominating & Governance Committee shall make regular reports to the Board, directly or through the chairperson.

     14. Review of Charter. Each year the Nominating & Governance Committee shall review the need for changes in this Charter and recommend any proposed changes to the Board for approval.

     15. Performance Review. Each year the Nominating & Governance Committee shall review and evaluate its own performance and shall submit itself to the review and evaluation of the Board.

____________________________________________________________________________________________________________________________________

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN                                     Please
BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED                                   Mark Here   |_|
"FOR" PROPOSALS 1 and 2.                                                                                            for Address
                                                                                                                    Change or
                                                                                                                    Comments
                                                                                                                    SEE REVERSE SIDE

              The two proposals on the ballot are:
                                                                                                             FOR   AGAINST   ABSTAIN
1. Election of Directors.                               2. Ratification of PricewaterhouseCoopers LLP as     |_|     |_|       |_|
                                                           the Company's independent accountants.
       FOR all nominees             TO WITHHOLD
       (Except as marked             AUTHORITY
       to the contrary)      (for all nominees listed)       I plan to attend the meeting |_|
              |_|                       |_|

Nominees: 01 J. M. Haggar III, 02 Richard W. Heath, and
          03 James Neal Thomas

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

____________________________________________________


Signature____________________________________________ Signature____________________________________________ Date___________________
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _
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

________________________________________________________________________________

                                  Haggar Corp.
                    Proxy for Annual Meeting of Stockholders
                                 March 11, 2004
     This Proxy is Solicited on Behalf of Haggar Corp.'s Board of Directors

     The undersigned hereby appoints J.M. Haggar, III, Frank D. Bracken and David M. Tehle and each of them, Proxies for the undersigned, with full power of substitution, to vote all shares of Haggar Corp. Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Haggar Corp. to be held on Thursday, March 11, 2004, or at any adjournment thereof, upon the matters set forth on the reverse side and described in the accompanying Proxy Statement and upon such other business as may properly come before the meeting or any adjournment thereof.

     You are encouraged to specify your vote by marking the appropriate box ON THE REVERSE SIDE but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendations, which are FOR the election of the named nominees as directors and FOR the Ratification of PricewaterhouseCoopers LLP as the Company's independent auditors. The Proxies cannot vote your shares unless you sign and return this card. Any proxy may be revoked in writing at any time prior to the voting thereof.

     Any proxy, when properly granted, will be voted in the manner directed and will authorize the Proxies to take action in their discretion upon other matters that may properly come before the meeting. If no direction is made, your proxy will be voted in accordance with the recommendations of the Board of Directors.

________________________________________________________________________________

    Address Change/Comments (Mark the corresponding box on the reverse side)
________________________________________________________________________________



________________________________________________________________________________


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